Exhibit 99

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ELECTS AIKEN TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., December 17, 2010 — United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced on December 15, 2010 that Robert B. Aiken, Jr.  has joined its board of directors.  His election to the board brings the total number of members to ten, with nine of those being independent directors.

Mr. Aiken, 47, is a private equity investor focusing on investments in emerging companies in the U.S consumer market for preventive health and wellness products and services. He has been in the private equity business since February 2010.

Mr. Aiken previously served as the president and chief executive officer of U.S. Foodservice, Inc., one of the country’s premier foodservice distributors, with annualized revenue of approximately $18 billion and an array of services to more than 250,000 customers. He joined U.S. Foodservice in 2004 and held several senior executive positions before being named CEO in 2007. Mr. Aiken also served as president and principal of Milwaukee Sign Co. and held executive positions with Specialty Foods Corporation.

Mr. Aiken received his J.D. and an undergraduate degree in accounting from Georgetown University. He currently serves as a board member for Red Robin Gourmet Burgers.

“We are extremely pleased to have an individual as well qualified as Bob on our board,” said Frederick B. Hegi, Jr., chairman of United Stationers’ board of directors.  “His past leadership at U.S. Foodservice, Inc. and his extensive strategic, operations and marketing experience make him a valuable addition to our board.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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